Exhibit 2

Contact:
Robi Hartman
I.I.S Intelligent Information Systems, Ltd.  (in voluntary liquidation)
011-972- 3-751-6449

FOR IMMEDIATE RELEASE

I.I.S. INTELLIGENT INFORMATION SYSTEMS LTD.
(IN VOLUNTARY LIQUIDATION)

ANNOUNCES THAT IT HAS CONVENED A MEETING OF SHAREHOLDERS TO DECIDE ON PROPOSED TERMINATION OF THE COMPANY’S VOLUNTARY LIQUIDATION

Ramat Gan, ISRAEL, March 13, 2007 - I.I.S. Intelligent Information Systems Ltd. (in voluntary liquidation) (Other OTC: IISLF.PK).

I.I.S. Intelligent Information Systems Ltd. (in involuntary liquidation) (“IIS” or the “Company”) today announced that it has convened an Annual General Meeting of Shareholders to be held on April 17, 2007 at 11:30 am Israeli time. Shareholders of record at the close of business on March 8, 2007 are entitled to notice of and to vote at the Meeting.

The main purpose of the meeting is to decide on the proposed termination of the voluntary liquidation of the Company and to thereby allow the Company’s executive management to seek to find and, subject to approval by the Company’s Board of Directors and shareholders in accordance with Israeli law, combine with another business enterprise in order to capitalize on the Company’s status as a publicly-traded company in the United States securities markets having some available cash, and thereby potentially increase the share price and possibly increase shareholder value.

The Liquidators have reviewed certain potential businesses for this purpose. In the opinion of the Liquidators, the most promising proposal received to date is a possible merger with Witech Communications Ltd. ("Witech"), an Israeli start-up company engaged in the field of video transmission using wireless communications ( www.cdride.com ). IIS has signed a non-binding memorandum of agreement with Witech and its controlling shareholders with respect to a merger with and into IIS such that, following the merger, shareholders of Witech will hold 50% of the issued and outstanding shares of IIS. The shareholders of IIS are not being requested at this stage to approve a merger with Witech or any other transaction; however, in the event that the shareholders of the Company approve the termination of the voluntary liquidation proceedings and the nomination of directors, the Company will proceed with its due diligence regarding Witech, then may proceed to the negotiation and execution of definitive agreements based on the principle terms agreed and may provide a bridge loan to Witech in the amount of $1,500,000. The definitive merger agreements and related transactions will be subject to separate shareholder approval.

Other items on the agenda at the meeting are: (a) to receive and consider the Liquidator's Report and the Audited Consolidated Financial Statements of the Company and its subsidiary for the years ended December 31, 2004, 2005 and 2006 (this item will not involve a vote of the shareholders); (b) to appoint directors to the Company's Board of Directors (including two external directors in accordance with the Israeli Companies Law, 1999) to assume office subject to the termination of the voluntary liquidation of the Company and to determine the compensation of the external directors, (c) to appoint the Company's auditors for the fiscal year ending December 31, 2007 and to authorize the Board of Directors to fix the remuneration of the auditors in accordance with the volume and nature of their services, and (d) to authorize the Company to procure Directors and Officers insurance.

The Liquidators Report, the Audited Financial Statements of the Company for the years ended December 31, 2004, 2005 and 2006 as well as the proxy for the meeting are currently available on the Company’s website (http://www.iislf.com) or upon request from the Company. The Audited Financials Statements of the Company for the years ended December 31, 2004, 2005 and 2006 being made available at this time have not been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and do not necessarily include all information required by US GAAP or Regulation S-X promulgated by the United States Securities and Exchange Commission.

This release contains historical information and forward-looking statements. Statements looking forward in time are included in this release pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from any future performance suggested herein.